BERKSHIRE REALTY COMPANY, INC.

                           CERTIFICATE OF DESIGNATION
                 Designating 2,737,000 shares of Preferred Stock
                             as 2,737,000 shares of
                      SERIES A CONVERTIBLE PREFERRED STOCK
                           (par value $0.01 per share)

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware


         Berkshire Realty Company, Inc., a corporation organized and existing under the laws of Delaware (the "Corporation"), does hereby certify that:

         Pursuant to the authority contained in Article IV of the Restated Certificate of Incorporation of the Corporation, as amended (the "Charter"), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the "DGCL"), the Board of Directors of the Corporation duly adopted the following resolution creating a series of the Preferred Stock, par value $.01 (the "Preferred Stock"), designated as Series A Convertible Preferred Stock:

                  RESOLVED, that a series of the class of authorized Preferred Stock, par value $.01, of the Company be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows:

         Section 1.  Designation, Amount and Price.

                  Of the 60,000,000 authorized shares of Preferred Stock, 2,737,000 shares are designated Series A Convertible Preferred Stock (the "Series A Convertible Preferred Stock").

         Section 2.  Dividends and Distributions.

                  (a) Holders of shares of Series A Convertible Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the payment of dividends, cumulative quarterly cash dividends (rounded up to the nearest whole cent) equal to the greater of (i) 2.25% of $25.00 per share (such $25.00, the "Stated Value"), and
(ii) the per share Common Stock Dividend Amount, payable in each case in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on the first such day after the issuance of a share of Series A Convertible Preferred Stock (each a "Dividend Payment Date"). The "Common Stock Dividend Amount" applicable as of any Dividend Payment Date shall mean the amount which is the product of (i) the dollar amount of the dividend paid per share of Common Stock on the dividend payment date with respect to the shares of Common Stock (other than a distribution payable solely in shares of Common Stock) which occurs on such Dividend Payment Date or, if no such dividend payment date occurs on such Dividend Payment Date, the dividend payment date with respect to the shares of Common Stock next preceding such Dividend Payment Date and (ii) the number of shares of Common Stock into which each share of Series A Convertible Preferred Stock is entitled to be converted, at the Conversion Price then in effect and otherwise as set forth in this Certificate of Designation, as of the record date established for such Dividend Payment Date (determined, for purposes of this computation, to the fourth decimal place). Such dividends will accrue daily on the basis of a 360-day year of twelve 30-day months, and will, to the extent not paid in full on a Dividend Payment Date, compound quarterly at a rate of 2.25% per quarter, whether or not the Corporation has earnings or surplus. The dividend payable to a holder of a share of Series A Convertible Preferred Stock on the first Dividend Payment Date after the share is issued will be the accrued dividend calculated from the day the share is issued to such

Dividend Payment Date. If any Dividend Payment Date is not a Business Day, the dividend due on that Dividend Payment Date will be paid on the Business Day immediately succeeding that Dividend Payment Date. Each Dividend Payment Date will be on a date which is the date fixed for payment of dividends with respect to the shares of Common Stock or is not more than five Business Days after the date fixed for payment of dividends with respect to the shares of Common Stock. As used with regard to the Series A Convertible Preferred Stock, the term "Business Day" means a day on which both state and federally chartered banks in New York, New York are required to be open for general banking business, and all accrued and compounded dividends together with all accrued but not yet due dividends (whether or not declared or authorized) are referred to as "Accrued Dividends."

                  (b) Each dividend will be payable to holders of record of the Series A Convertible Preferred Stock on a date (a "Record Date") selected by the Board of Directors which is not less than 10 nor more than 45 days before the Dividend Payment Date on which the dividend is to be paid. No Record Date will precede the close of business on the date the Record Date is fixed.

                  (c) Unless and until all Accrued Dividends on the Series A Convertible Preferred Stock under Section 2(a) through the last preceding Dividend Payment Date have been paid, the Corporation may not (i) declare or pay any dividend, make any distribution (other than a distribution payable solely in shares of Common Stock), or set aside any funds or assets for payment or distribution with regard to any Junior Shares (as herein defined), (ii) redeem or purchase (directly or through the Operating Partnership or Subsidiaries), or set aside any funds or other assets for the redemption or purchase of, any Junior Shares or (iii) authorize, take or cause or permit to be taken any action of the general partner of the Operating Partnership, that will result in (A) the declaration or payment by the Operating Partnership (defined below) of any distribution to its partners (other than distributions made concurrently with distributions payable to the Corporation in respect of its partnership interest that will be used by the Corporation to fund the payment of dividends on the Series A Convertible Preferred Stock (such distributions to the Corporation being referred to as "Authorized LP Distributions")), or set aside any funds or assets for payment of any distributions to its partners (other than those made concurrently with Authorized LP Distributions) or (B) the redemption or purchase (directly or through the Operating Partnership or Subsidiaries), or the setting aside of any funds or other assets for the redemption or purchase of, any partnership interests in the Operating Partnership, except for conversions of partnership interests in the Operating Partnership in the ordinary course into shares of Common Stock. As used with regard to the Series A Convertible Preferred Stock, the term "Junior Shares" means all shares of Common Stock and all shares of any other class or series of stock of the Corporation to which the shares of Series A Convertible Preferred Stock are prior in rank with regard to payment of dividends or payments upon the liquidation, dissolution or winding-up of the Corporation; the term "Operating Partnership" means BRI OP Limited Partnership, a Delaware limited partnership, or any successor thereto; and the term "Subsidiary" means any Person in which the Company directly or indirectly owns any equity interest. As used herein, "Person" shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or other entity of whatever nature.

                  (d) While any shares of Series A Convertible Preferred Stock are outstanding, the Corporation may not pay any dividend, or set aside any funds for the payment of a dividend, with regard to any shares of any class or series of stock of the Corporation which ranks on a parity with Series A Convertible Preferred Stock as to payment of dividends unless at least a proportionate payment is made with regard to all Accrued Dividends on the Series A Convertible Preferred Stock (except, as to any shares of the Series A Convertible Preferred Stock as to which a notice of conversion has been furnished by the holder thereof, at the effective time of conversion). A payment of dividends with regard to the Series A Convertible Preferred Stock will be proportionate to a payment of a dividend with regard to another class or series of stock if the dividend per share of Series A Convertible Preferred Stock is the same percentage of the Accrued Dividends (except as aforesaid) with regard to a share of Series A Convertible Preferred Stock that the dividend paid with regard to a share of stock of the other class or series is of the Accrued Dividends (except as aforesaid) with regard to a share of stock of that other class or series.

                  (e) Any dividend paid with regard to shares of Series A Convertible Preferred Stock will be paid equally with regard to each outstanding share of Series A Convertible Preferred Stock, except to the extent that shares of Series A Convertible Preferred Stock are outstanding for differing amounts of time during the relevant dividend period.

         Section 3.  Voting Rights.

                  The voting rights of the holders of shares of Series A Convertible Preferred Stock will be only the following:

                  (a) The holders of shares of Series A Convertible Preferred Stock will have the right to vote on all matters on which the holders of Common Stock are entitled to vote on an "as converted" basis with holders of shares of the Common Stock, as though part of the same class as holders of Common Stock, with such number of shares of Common Stock deemed held of record by holders of shares of Series A Convertible Preferred Stock on any Record Date as would be the number of shares of Common Stock into which the shares of Series A Convertible Preferred Stock held by such holder would be entitled to be converted on such Record Date. The holders of shares of Series A Convertible Preferred Stock shall receive all notices of meetings of the holders of shares of Common Stock, and all other notices and correspondence to the holders of shares of Common Stock provided by the Corporation, and shall be entitled to take such actions, and shall have such rights, as are set forth in this Certificate of Designation or are otherwise available to the holders of shares of Common Stock in the Charter and in the By-laws of the Corporation as are in effect on the date hereof, in each case with the same effect as would be taken by holders of Series A Convertible Preferred Stock if deemed to be holders of such number of shares of Common Stock as determined as aforesaid.

                  (b) While any shares of Series A Convertible Preferred Stock are outstanding, the Corporation will not, directly or indirectly, including through a merger or consolidation with any other corporation or otherwise, without approval of holders of at least a majority of the outstanding shares of Series A Convertible Preferred Stock, voting separately as a class, (i) issue any shares of Series A Convertible Preferred Stock except pursuant to that certain Stock Purchase Agreement dated as of September 19, 1997, by and among the Corporation, Westbrook Berkshire Holdings, L.L.C., and Westbrook Real Estate Fund II, L.P., or increase the number of authorized shares of Series A Convertible Preferred Stock; (ii) combine, split or reclassify the outstanding shares of Series A Convertible Preferred Stock into a smaller or larger number of shares; (iii) exchange or convert any shares of Series A Convertible Preferred Stock for other securities or the right to receive cash, or propose or require an exchange or conversion other than as provided in this Certificate of Designation, or reclassify any shares of Series A Convertible Preferred Stock, or to authorize, create, classify, reclassify or issue any class or series of stock ranking prior to or on a parity with the Series A Convertible Preferred Stock either as to dividends or upon liquidation, dissolution or winding-up of the Corporation or as to the rights of the Series A Convertible Preferred Stock set forth in this Section 3; (iv) amend, alter or repeal, or permit to be amended, altered or repealed, the following provisions of the By-laws of the
Corporation: Article I, Section 8, Article II, Section 2 and Article VI, Section 7 or 9 or (v) amend, alter or repeal, or permit to be amended, altered or repealed, any of the provisions of the Charter, this Certificate of Designation, the By-laws of the Corporation, the agreement of limited partnership of the Operating Partnership, or any organizational document of any Subsidiary, in such a manner as would affect adversely the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of (A) the Series A Convertible Preferred Stock (including, without limitation, taking any such action the result of which could be to alter the manner or rate of exchange of partnership interests in the Operating Partnership for securities of the Corporation as in effect on the date hereof) or, (B) in the case of a proposed amendment to the agreement of limited partnership of the Operating Partnership, or any organizational document of any Subsidiary, in such a manner as would affect adversely the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, and qualifications of the holders of shares of the Series A Convertible Preferred Stock or the Common Stock and the shares of Series A Convertible Preferred Stock, considered as a whole.

                  (c) Until March 19, 1999, and for so long thereafter as there shall be outstanding a number of shares of Series A Convertible Preferred Stock not less than 29% of the shares of Series A Convertible Preferred Stock issued by the Corporation to Westbrook Berkshire Holdings, L.L.C., the Corporation will not, directly or indirectly, including through a merger or consolidation with any other corporation or otherwise, without the approval of the holders of not less than a majority of the outstanding shares of the Series A Convertible Preferred Stock, voting separately as a class, propose, authorize, take, or cause to be taken or allow to occur any of the following actions: (i) the Transfer (as defined below) of the record or beneficial ownership of any interest in Berkshire Apartments, Inc., the Transfer by Berkshire Apartments, Inc. to a third party of the right to exercise all or a portion of its rights as the general partner of the Operating Partnership, or the Transfer in a single transaction or series of transactions of the assets of the Corporation, the Operating Partnership and the Subsidiaries, considered as a whole, including for such purpose any Person (except that, with respect to any such Person in which the Corporation or the Operating Partnership has a direct or indirect minority interest such that a sale, transfer or assignment is not within the Corporation's or Operating Partnership's control, and is not otherwise a part of the transaction or series of transactions otherwise occurring, this provision shall not apply) owned directly or indirectly by the Corporation to the extent of the Corporation's attributed interest in such other Person, having a fair market value (based on the value of the total consideration of each such transaction, including, without limitation, any debt assumed by any purchaser in connection therewith) in excess of 10% of the Corporation Market Capitalization within any 90-day period or 20% of the Corporation Market Capitalization within any 360-day period, (ii) the Corporation's termination of the election, or the taking of any action by the Corporation which would cause termination other than by election, of the Corporation as a real estate investment trust under the Internal Revenue Code of 1986, as amended, (iii) any alteration in the Corporation's or the Operating Partnership's business, or the business of the Corporation, the Operating Partnership and the Subsidiaries, considered as a whole, such that real estate assets owned directly or indirectly by the Corporation are, on a square foot basis, less than 90% invested in multifamily residential properties; or (iv) the Transfer on or before September 19, 1998, of more than 30% of the Common Stock or units of the Operating Partnership held directly or indirectly, of record or beneficially, by any of Douglas Krupp or David Marshall, as of the date hereof, by any of such Persons. There shall be excluded from the transactions requiring approval of not less than a majority of the outstanding shares of Series A Convertible Preferred Stock, as set forth in clause (i) of this Section 3(c), the (a) public market trading of shares of Common Stock in unsolicited transactions, (b) sale of Common Stock or other securities of the Corporation in any underwritten, widely distributed offering and (c) a transaction which is of the nature described in and subject to Section 4(a)(iii) of this Certificate of Designation. There shall be excluded from the transactions requiring approval of not less than a majority of the outstanding shares of Series A Convertible Preferred Stock, as set forth in clause (iv) of this Section 3(c), any Transfer, as to any said Person, which occurs solely and directly as a result of the death or proceedings in divorce of such Person. As used herein, "Corporation Market Capitalization" is the total market capitalization of the Corporation determined by reference to (determined based upon the Current Market Price, as defined in Section 5(e)(viii) of this Certificate of Designation) (i) outstanding (assuming for this purpose the exercise of all then outstanding warrants or other rights to acquire Common Stock, and the conversion of all other Common Stock equivalents not otherwise referenced below) shares of Common Stock, (ii) outstanding shares of Series A Convertible Preferred Stock (determined as the quotient of (x) the product of (A) the Current Market Price of a share of Common Stock and (B) the aggregate Stated Value and Accrued Dividends of all outstanding shares of Series A Convertible Preferred Stock, and (y) the Conversion Price then in effect), and (iii) all partnership and other interests in the Operating Partnership and the other Subsidiaries held by Persons (other than the Company and the Subsidiaries) (assuming for this purpose the exchange or conversion of all such third-Person partnership and other interests in the Operating Partnership or other Subsidiaries for shares of Common Stock), plus total consolidated and unconsolidated debt of the Corporation, the Operating Partnership and the other Subsidiaries, but excluding (i) all nonrecourse consolidated debt in excess of the Corporation's proportionate share of such debt and (ii) all nonrecourse unconsolidated debt of partnerships of which the Corporation is directly or indirectly a limited partner. As used herein, "Transfer" means any sale, transfer by operation of law or otherwise, assignment, disposition or arrangement, whether voluntary or involuntary, which has the effect, directly or indirectly, of altering the holding of or causing or permitting another Person to succeed to, any voting control or economic interest, whether beneficial or of record or both, including any arrangement for collateral purposes only, or which could, with the passage of time or the occurrence of any event, or both, have such effect.

                  (d) The holders of shares of Series A Convertible Preferred Stock, voting as a separate class, shall be entitled at all times and at any time to elect one director (the "Series A Preferred Director") to the Board of Directors of the Corporation (the "Board"); provided, however, that the size of the Board shall not be increased above nine at any time unless Westbrook Real Estate Fund II, L.P. shall be entitled to elect or appoint that number of directors to such expanded Board that will permit ERISA counsel to Westbrook Real Estate Fund II, L.P. to confirm that Westbrook Berkshire Holdings, L.L.C.'s investment in the Series A Convertible Preferred Stock will continue to qualify as a "venture capital investment" under the plan asset rules and regulations promulgated under and the provisions of the Employee Retirement Income Security Act of 1974, as amended, or any successor thereto. The Series A Preferred Director, who has been elected by the Board and agreed to serve until his successor is elected and qualified, is Paul D. Kazilionis, who shall be considered a "third class" director in accordance with Article II, Section 2(b) of the Bylaws of the Corporation (as amended to the date hereof), and who shall sit as he may request on each committee of the Board (other than the executive committee of the Board) or on any other group so acting, whether or not formally constituted as a committee of the Board. In the event that the Series A Preferred Director is unable to attend any meeting of the Board for any reason, then such Series A Preferred Director may designate, in writing, one person (the "Observer") who shall have the right to attend, but not vote at, such meeting. The Observer shall not be deemed to be a member of the Board of Directors and shall have none of the rights, duties, privileges or powers of a member of the Board of Directors, including, without limitation, the right to notice of or to vote at meetings of the Board of Directors, and shall not be counted as a member of the Board of Directors for the purpose of determining whether a quorum is present at any meeting of the Board of Directors. The Series A Preferred Director from time to time sitting as a member of the Board may be removed by the holders of record of not less than a majority of the outstanding shares of Series A Convertible Preferred Stock and, if so removed, a successor individual to serve as the Series A Preferred Director may be appointed by the holders of record of not less than a majority of the outstanding shares of Series A Convertible Preferred Stock. At any annual meeting of the holders of Common Stock at which "third class" directors are to be elected, the incumbent Series A Preferred Director shall be nominated and, upon the affirmative vote of not less than a majority of the holders of shares of Series A Convertible Preferred Stock, shall be elected to serve as the Series A Preferred Director. Upon the occurrence of a "Preferred Default" (defined below), (i) the number of members of the entire Board (as if there were no vacancies or unfilled newly-created directorships thereon) shall be automatically increased such that the holders of the Series A Convertible Preferred Stock shall be entitled to elect, when considered with the Series A Preferred Director, a number of directors of the Corporation equivalent to the smallest number representing a majority of the number of members of the entire Board as if there were no vacancies or unfilled newly created directorships on such Board, and (ii) the holders of shares of Series A Convertible Preferred Stock, voting as a separate class, shall be entitled, at each annual meeting of stockholders of the Corporation and at each special meeting of stockholders of the Corporation called for the election of directors by the holders of Series A Convertible Preferred Stock, to elect a number of directors of the Corporation equivalent to the smallest number representing a majority of the number of members of the entire Board as if there were no vacancies or unfilled newly created directorships on such Board. As used herein, "Preferred Default" shall mean a failure by the Corporation on any four consecutive Dividend Payment Dates to pay in full the dividends due and payable on such dates such that there are Accrued Dividends (whether or not declared) with respect to such four consecutive Dividend Payment Dates. Whenever the holders of shares of Series A Convertible Preferred Stock have the right under this Section 3(d) to elect a director or directors, but have not done so, the Secretary of the Corporation will, upon the written request of the holders of record of at least 25% of the outstanding shares of Series A Convertible Preferred Stock, call a special meeting of the holders of Series A Convertible Preferred Stock for the purpose of removing and/or electing a director or directors, as the case may be. The meeting will be held at the earliest practicable date upon the notice required for annual meetings of the shareholders of the Corporation (or such shorter notice as is stipulated in the written requests for such meeting or is otherwise agreed in writing by the holders of record of the outstanding shares of Series A Convertible Preferred Stock before or within 10 days after the meeting) at the place specified in the request for a meeting, or if there is none, at a place in New York, New York, designated by the Secretary of the Corporation. If the meeting has not been called within 2 days after delivery of the written request to the Secretary of the Corporation, or within 4 days after the request is mailed by registered mail, addressed to the Secretary of the Corporation at the Corporation's principal office, the holders of record of at least 25% of the outstanding shares of Series A Convertible Preferred Stock may designate in writing one holder to call and appoint an individual to chair (who need not be an officer or member of the Board) the meeting at the expense of the Corporation, and the meeting may be called by that person upon the notice required for annual meetings (or such shorter notice as aforesaid). Any holder of shares of Series A Convertible Preferred Stock or its representative will have access to the stock ledger of the Corporation relating to the Series A Convertible Preferred Stock for the purpose of causing a meeting of shareholders to be called in accordance with this Section 3(d). Except as otherwise provided above in this Section 3(d), a director elected in accordance with this Section

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

3(d) will serve until the next annual meeting of the shareholders of the Corporation and until his or her successor is elected and qualified by the holders of Series A Convertible Preferred Stock.

          Section 4. Change of Control; Liquidation.

                  (a) Upon (i) the Transfer in a single transaction, or series of transactions, of all or substantially all of the assets of the Corporation, the Operating Partnership and the Subsidiaries, considered as a whole, including for such purpose the assets of any Subsidiary (except that with respect to any such Subsidiary in which the Corporation or the Operating Partnership has a direct or indirect minority interest such that a sale, transfer or assignment is not within the Corporation's or Operating Partnership's control, and is not a part of, or occurring in connection with, a transaction or series of transactions covered hereby, this provision shall not apply), (ii) the merger or consolidation of the Corporation or the Operating Partnership with any other Person (other than a merger of the Corporation with or into a wholly-owned Subsidiary of the Corporation in which the Corporation Market Capitalization is unchanged), (iii) any recapitalization of the Corporation, the Operating Partnership and the Subsidiaries, considered as a whole, in a single transaction or a series of transactions, in an amount or amounts which aggregate 50% or more of Corporation Market Capitalization or (iv) a Change of Control (as defined herein), the holders of the Series A Convertible Preferred Stock, may at their option receive, and, if so electing by written notice to the Corporation to such effect, will be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any distributions made to holders of any Junior Shares, an amount per share (the "Change of Control Preference") equal to the product of
(A) 115% and (B) the sum of (1) Stated Value plus (2) the per share amount of Accrued Dividends with regard to the Series A Convertible Preferred Stock to the date of final distribution (whether or not declared). For the purposes of this
Section 4(a), Corporation Market Capitalization shall be calculated on the date of the first of any transactions in a series for purposes of determining the percentage thereof represented by all transactions in such series. There shall be excluded from transactions as a result of which the holders of Series A Convertible Preferred Stock are entitled to elect and receive the Change of Control Preference (i) the public market trading of shares of Common Stock in unsolicited transactions, and (ii) the sale of Common Stock or other securities of the Corporation in underwritten, widely distributed offerings. The Corporation shall provide proper notice to each holder of record of shares of Series A Convertible Preferred Stock of any event of the nature set forth in clauses (i) to (iv) of this Section 4(a).

                  (b) In the event of a voluntary or an involuntary liquidation, dissolution or winding-up of the Corporation (including, without limitation, the Plan of Liquidation (as defined in the Certificate of Amendment of the Corporation dated December 7, 1990, included in the Charter), the holders of the Series A Convertible Preferred Stock, may at their option receive, and, if so electing by written notice to the Corporation to such effect, shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any distributions made to holders of any Junior Shares, an amount per share as set forth in this Section 4(b) as a liquidation preference (the "Liquidation Preference") in the manner and as provided in Section 4(a), except that the Liquidation Preference shall be at an amount per share equal to the Liquidation Percentage (as defined and established below) multiplied by the sum of (i) Stated Value plus (ii) the per share amount of Accrued Dividends with respect to the Series A Convertible Preferred Stock to the date of final distribution (whether or not declared). As used herein, the "Liquidation Percentage" shall for the periods specified mean the percentage specified as set forth in the following table:

The effective date of the plan of liquidation, dissolution or
winding-up, in terms of the anniversary of the date of the initial           Liquidation
issuance of shares of Series A Convertible Preferred Stock                   Percentage
------------------------------------------------------------------           -----------
Before the 5th anniversary                                                       115%

After the 5th but before the 6th anniversary                                     110%

After the 6th but before the 7th anniversary                                     105%

After the 7th anniversary                                                        100%

Notwithstanding the foregoing, upon the liquidation, dissolution or winding-up of the Corporation solely and directly as a result of the adoption and implementation of the Plan of Liquidation (as defined in the Certificate of Amendment of the Corporation dated December 7, 1990, included in the Charter), holders of shares of Series A Convertible Preferred Stock which vote in favor of the adoption of the Plan of Liquidation shall be entitled to receive the Liquidation Percentage measured as if such Plan of Liquidation was adopted after the seventh anniversary of the initial issuance of Series A Convertible Preferred Stock, regardless of the date on which such Plan of Liquidation was actually adopted.

                  (c) Holders of Series A Convertible Preferred Stock may further elect, when delivering the written notice to the Corporation with respect to the election under Section 4(a) or Section 4(b), in lieu of receiving the Change of Control Preference or the Liquidation Preference, as the case may be, to receive Common Stock on conversion of Series A Convertible Preferred Stock, without regard to the time restriction on conversion established in the first sentence of Section 5(a) of this Certificate of Designation, in the manner and as provided in Section 5 of this Certificate of Designation.

                  (d) If, upon any liquidation, dissolution or winding-up of the Corporation, the assets of the Corporation, or proceeds of those assets, available for distribution to the holders of Series A Convertible Preferred Stock and of shares of all other classes or series which are on a parity as to distributions on liquidation with the Series A Convertible Preferred Stock are not sufficient to pay in full the Change of Control Preference or the Liquidation Preference, as the case may be, to the holders of the Series A Convertible Preferred Stock who have not elected to convert such stock pursuant to Section 4(c) and any liquidation preference of all other classes or series which are on a parity as to distributions on liquidation with the Series A Convertible Preferred Stock, then the assets, or the proceeds of those assets, which are available for distribution to such holders of shares of Series A Convertible Preferred Stock and of the shares of all other classes or series which are on a parity as to distributions on liquidation with such Series A Convertible Preferred Stock will be distributed to the holders of the Series A Convertible Preferred Stock and of the shares of all other classes or series which are on a parity as to distributions on liquidation with the Series A Convertible Preferred Stock ratably in accordance with the respective amounts of the liquidation preferences of the shares held by each of them. After payment of the full amount of the Change of Control Preference or the Liquidation Preference, as the case may be, such holders of shares of Series A Convertible Preferred Stock will not be entitled to any further distribution of assets of the Corporation.

                  As used herein, a "Change of Control" of the Corporation or the Operating Partnership shall be deemed to have occurred if any of the following occur (or, in the case of any proposal, if any of the following could occur as a result thereof): (i) the Corporation takes or fails to take any action such that it ceases to be required to file reports under Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor to that Section; (ii) any "person" (as defined in Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of either (A) 20% or more of the outstanding shares of Common Stock, or (B) 20% (by right to vote or grant or withhold any approval) of the outstanding securities of any other class or classes which individually or together have the power to elect a majority of the members of the Board; (iii) the Board determines to recommend, or fails to determine to recommend, the acceptance of any proposal set forth in a tender offer statement or proxy statement filed by any person with the Securities and Exchange Commission which indicates the intention on the part of that person to acquire, or acceptance of which would otherwise have the effect of that person acquiring, either (A) 20% or more of the outstanding shares of the Common Stock, or (B) 20% (by right to vote or grant or withhold any approval) of the outstanding securities of any other class or classes which individually or together have the power to elect a majority of the members of the Board; (iv) other than as a result of the death or disability of one or more of the directors within a three-month period, and other than by reason of the holders of Series A Convertible Preferred Stock exercising voting rights as set forth in
Section 3(d) of the Certificate of Designation, a majority of the members of the Board for any period of three consecutive months are not persons who (A) had been directors of the Corporation for at least the preceding 24 consecutive months or (B) when they initially were elected to the Board, (x) were nominated (if they were elected by the stockholders) or elected (if they were elected by the directors) with the affirmative concurrence of 66-2/3% of the directors who were Continuing Directors at the time of the nomination or election by the Board and (y) were not elected as a result of an actual or threatened solicitation of proxies or consents by a person other than the Board or an agreement intended to avoid or settle such a proxy solicitation (the directors described in clauses
(A) and (B) of this subsection (iv) being "Continuing Directors"); (v) the Corporation or a Subsidiary of the Corporation ceases to be the sole General Partner of the Operating Partnership or grants or sells to any person, or consents to any amendment to the agreement of limited partnership of the Operating Partnership, or the organizational documents of the other Subsidiaries, which has the effect of transferring, the power to control or direct the actions of the Operating Partnership or such other Subsidiaries as if such person (A) is a general partner of the Operating Partnership or (B) is a limited partner of the Operating Partnership with consent or approval rights greater than the consent or approval rights held by the limited partners of the Operating Partnership on the date hereof; or (vi) the Operating Partnership is a party to any entity conversion or any merger or consolidation in which the Operating Partnership is not surviving entity in such merger or consolidation or in which the effect is of the nature set forth in the next preceding clause (v).

          Section 5. Conversion Into Common Stock.

                  (a) Optional Conversion. (i) On and after September 19, 1998, or earlier than September 19, 1998 as provided in Section 4(c), each holder of shares of Series A Convertible Preferred Stock will have the right, at the holder's option, exercised by notice to such effect (the "Notice of Election to Convert"), to convert all or any of the shares of Series A Convertible Preferred Stock held of record by the holder into shares of Common Stock, such that each share of Series A Convertible Preferred Stock will be entitled to be converted into (A) a number of fully paid and non-assessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) equal to Stated Value plus the amount, if any, of the per share amount of Accrued Dividends as of the effective time of the conversion, divided by the Conversion Price, as defined below, then in effect, or (B) such other securities or assets as the holder is entitled to receive in accordance with Section 5(e).

                        (ii) The holder of each share of Series A Convertible Preferred Stock to be converted must surrender the certificate representing that share to the conversion agent for the Series A Convertible Preferred Stock appointed by the Corporation (which may be the Corporation itself), with the Notice of Election to Convert on the back of that certificate duly completed and signed, at the principal office of the conversion agent. If the shares issuable on conversion are to be issued in a name other than the name in which the Series A Convertible Preferred Stock is registered, each share surrendered for conversion must be accompanied by an instrument of transfer, in form reasonably satisfactory to the Corporation, duly executed by the holder or the holder's duly authorized attorney and by funds in an amount sufficient to pay any transfer or similar tax which is required to be paid in connection with the transfer or evidence that such tax has been paid or is not payable.

                  (b) Mandatory Conversion. Subject to Section 7 of this Certificate of Designation, if, after the fifth anniversary of the date of the first issuance of shares of Series A Convertible Preferred Stock, the closing price of the Common Stock on each of at least 20 Trading Days (as defined herein) (including the Trading Day immediately before both the Notice of Mandatory Conversion and the Mandatory Conversion Date referred to below) of the preceding period of 30 consecutive Trading Days immediately prior to the Notice of Mandatory Conversion and the Mandatory Conversion Date shall be greater than the Conversion Price in effect on each of such 20 Trading Days, the Corporation shall have the right, subject to the rights of the holders under Section 3(d), 4 and 7 of this Certificate of Designation, to convert at any time and from time to time not less than 500,000 of the outstanding shares of Series A Convertible Preferred Stock into a number of shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) equal to the product of
(i) the number of shares of Series A Convertible Preferred Stock to be converted multiplied by (ii) the Stated Value plus the amount, if any, of the per share amount of Accrued Dividends, with regard to the Series A Convertible Preferred Stock to the date of conversion (whether or not declared), divided by the Conversion Price then in effect, such that each share of Series A Convertible Preferred Stock is valued as set forth in clause (ii) in consideration for Common Stock issued in conversion priced at the Conversion Price calculated in accordance with Section 5(e) of this Certificate of Designation. In order to elect to effect the mandatory conversion of Series A Convertible Preferred Stock, subject to the requirement as to closing price preceding the Mandatory Conversion Date, set forth above, the Corporation shall issue a notice as to the date of the intended conversion and number of shares of Series A Convertible Preferred Stock which are to be converted into shares of Common Stock (the "Notice of Mandatory Conversion") to all holders of outstanding shares of Series A Convertible Preferred Stock on a date (the "Mandatory Conversion Notice Date") at least 90 but not more than 120 days prior to the conversion date specified in the Notice of Mandatory Conversion (the "Mandatory Conversion Date"), which Notice of Mandatory Conversion specifies a record date (the "Mandatory Conversion Record Date") selected by the Board of Directors which is not less than 20 more than 45 days before the Mandatory Conversion Date on which the conversion is to occur. If the number of shares of Series A Convertible Preferred Stock to be converted into shares of Common Stock on a Mandatory Conversion Date is less than all of the outstanding shares of Series A Convertible Preferred Stock, then the number of shares of each holder of Series A Convertible Preferred Stock, as held of record by each such holder on the Mandatory Conversion Record Date, which will be converted into shares of Common Stock will be that number of shares of Series A Convertible Preferred Stock rounded to the nearest ten shares, which is equal to the proportion of all outstanding shares of Series A Convertible Preferred Stock on such Mandatory Conversion Record Date held of record by such holder of Series A Convertible Preferred Stock to the total number of such shares outstanding. Such number of shares of each holder of Series A Convertible Preferred Stock which are to be converted, if less than all outstanding shares of Series A Convertible Preferred Stock are included in the Notice of Mandatory Conversion, will be set forth (with the computation used in making such determination as to each holder of Series A Convertible Preferred Stock) in the Notice of Mandatory Conversion. If the Corporation gives a Notice of Mandatory Conversion, then, provided that the computation set forth in the Notice of Mandatory Conversion is not clearly erroneous, the number of the outstanding shares of Series A Convertible Preferred Stock which are the subject of such Notice of Mandatory Conversion will be automatically converted into shares of Common Stock at the close of business on the Mandatory Conversion Date regardless of whether the holders of such shares of Series A Convertible Preferred Stock actually surrender the certificates representing their shares of Series A Convertible Preferred Stock for conversion. At the close of business on the Mandatory Conversion Date, (i) the certificates representing the shares of Series A Convertible Preferred Stock will cease to represent anything other than the shares of Common Stock into which the shares of the Series A Convertible Preferred Stock were automatically converted and the shares of Series A Convertible Preferred Stock which were not automatically converted and (ii) the Corporation shall, at its option (the exercise of which will be described in the Notice of Mandatory Conversion), either (A) deliver certificates representing the shares of Common Stock to which the holders of the Series A Convertible Preferred Stock are entitled without requiring the surrender of the certificates which formerly represented shares of Series A Convertible Preferred Stock, or (B) deliver certificates representing
(1) the shares of Common Stock to which the holders of Series A Convertible Preferred Stock are entitled and (2) the shares of Series A Convertible Preferred Stock continued to be held by the holders of Series A after giving effect to such conversion, when the holder surrenders the certificates representing Series A Convertible Preferred Stock issued before the Mandatory Conversion Date and complies with the other requirements of subparagraph 5(a)(ii) (excluding the completion of the Notice of Election to Convert).

                  (c) Conversion Procedures. (i) The effective time of the conversion under Section 5(a) shall be immediately prior to the close of business on the day when all the conditions in Section 5(a)(ii) have been satisfied. The effective time of the conversion under Section 5(b) shall, subject to the rights of holders under Sections 3(d), 4 and 7, be the close of business on the Mandatory Conversion Date.

                        (ii) If shares are surrendered between the close of business on a dividend payment Record Date and the opening of business on the corresponding Dividend Payment Date ("Ex Record Date Shares"), the dividend with respect to those shares will be payable on the Dividend Payment Date to the holder of record of the Ex Record Date Shares on the dividend payment Record Date notwithstanding the surrender of the Ex Record

Date Shares for conversion after the dividend payment Record Date and prior to the Dividend Payment Date. The Corporation will make no payment or adjustment for Accrued Dividends on Ex Record Date Shares, whether or not in arrears, or for dividends on the shares of Common Stock issued upon conversion of the Ex Record Date Shares, other than to make payment to the holder of record thereof on the Record Date. The provisions of this Section 5(c)(ii) shall not limit the obligation of the Corporation to issue shares of Common Stock in conversion of shares of Series A Convertible Preferred Stock, including Ex Record Date Shares, at Stated Value plus Accrued Dividends (whether or not declared), as elsewhere provided in this Certificate of Designation.

                       (iii) Except as otherwise permitted in clause (ii)(B) of the last sentence of Section 5(b), as promptly as practicable after the effective time for conversion of shares of Series A Convertible Preferred Stock, the Corporation will issue and will deliver to the holder at the office of the holder set forth in the Notice of Election to Convert, or on the holder's written order, a certificate or certificates representing the number of full shares of Common Stock issued upon the conversion of the shares of Series A Convertible Preferred Stock. Any fractional interest in respect of a share of Common Stock arising upon a conversion will be settled as provided in Section 5(d).

                        (iv) Each conversion will be deemed to have been effected at the effective time provided in Section 5(c)(i), and the person in whose name a certificate for shares of Common Stock is (or, in the case of a conversion of less than all shares of Series A Convertible Preferred Stock pursuant to Section 5(b), in whose name certificates for shares of Common Stock and Series A Convertible Preferred Stock are) to be issued upon a conversion will be deemed to have become the holder of record of the shares of Common Stock represented by that certificate at such effective time. All shares of Common Stock delivered upon conversion of Series A Convertible Preferred Stock will upon delivery be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights except such preemptive rights as may exist pursuant to the Stock Purchase Agreement dated as of September 19, 1997, among the Company and Westbrook Berkshire Holdings, L.L.C., and its affiliates. The shares of Series A Convertible Preferred Stock so converted will no longer be deemed to be outstanding and all rights of the holder with respect to those shares will immediately terminate, except the right to receive the shares of Common Stock, the shares of Series A Convertible Preferred Stock not converted on a Mandatory Conversion Date, and, if applicable, other securities, cash or other assets to be issued or distributed as a result of the conversion.

                  (d) Fractional Shares. No fractional shares of Common Stock will be issued upon conversion of shares of Series A Convertible Preferred Stock. Any fractional interest in a share of Common Stock resulting from conversion of shares of Series A Convertible Preferred Stock will be paid in cash (computed to the nearest cent) based on the Current Market Price (as herein defined) of the Common Stock on the Trading Date next preceding the date of conversion. If more than one share of Series A Convertible Preferred Stock is surrendered for conversion at substantially the same time by the same holder, the number of full shares of Common Stock issuable upon the conversion will be computed on the basis of all the shares of Series A Convertible Preferred Stock surrendered at that time by that holder.

                  (e) Conversion Price. The "Conversion Price" per share of Series A Convertible Preferred Stock will initially be a price (the "Initial Conversion Price") equal to $12.125, unless adjusted pursuant to Section 5(e)(xi), and will be further adjusted as follows from time to time, subject to
Section 5(e)(ix), if any of the events described below occurs:

                         (i) If the Corporation (A) pays a dividend or makes a
distribution on its Common Stock in shares of its Common Stock or (B) subdivides, splits or reclassifies its outstanding Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to that event will be reduced so that the holder of a share of Series A Convertible Preferred Stock surrendered for conversion after that event will receive the number of shares of Common Stock which the holder would have received if the share of Series A Convertible Preferred Stock had been converted immediately before the happening of the event (or, if there is more than one such event, if the share of Series A Convertible Preferred Stock had been converted immediately before the first of those events and the holder had retained all the Common Stock or other securities or assets received after the conversion). If the Corporation combines its outstanding Common Stock into a smaller number of shares, the

Conversion Price in effect immediately prior to that event will be increased so that the holder of a share of Series A Convertible Preferred Stock surrendered for conversion after that event will receive the number of shares of Common Stock which the holder would have received if the shares of Series A Convertible Preferred Stock had been converted immediately before the happening of the event (or, if there is more than one such event, if the share of Series A Convertible Preferred Stock had been converted immediately before the first of those events and the holder had retained all the Common Stock or other securities or assets received after the conversion). An adjustment made pursuant to this Section 5(e)(i) will become effective immediately after the Record Date in the case of a dividend or distribution, and will become effective immediately after the effective date in the case of a subdivision, split, reclassification or combination. If such dividend or distribution is declared but is not paid or made, the Conversion Price then in effect will be appropriately readjusted. However, a readjustment of the Conversion Price will not affect any conversion which takes place before the readjustment.

                        (ii) If the Corporation issues rights or warrants to the holders of its Common Stock as a class entitling them to subscribe for or purchase Common Stock at a price per share less than the Conversion Price then in effect at the Record Date for the determination of stockholders entitled to receive the rights or warrants minus $0.125, the Conversion Price in effect immediately before the issuance of the rights or warrants will be reduced in accordance with the equation set forth on Exhibit A hereto, which is hereby incorporated by reference herein. The adjustment provided for in this Section 5(e)(ii) will be made successively whenever any rights or warrants are issued, and will become effective immediately after each Record Date. In determining whether any rights or warrants entitle the holders of the Common Stock to subscribe for or purchase shares of Common Stock at less than the Conversion Price then in effect minus $0.125 and in determining the aggregate sale price of the shares of Common Stock issuable on the exercise of rights or warrants and any consideration to be received by the Corporation for the exercise of such rights or warrants, there will be taken into account any consideration received by the Corporation for the rights or warrants, with the value of that consideration, if other than cash, to be determined by the Board of Directors of the Corporation (whose determination, if made in good faith, will be conclusive). If any rights or warrants which lead to an adjustment of the Conversion Price expire or terminate without having been exercised, the Conversion Price then in effect will be appropriately readjusted. However, a readjustment of the Conversion Price will not affect any conversion which takes place before the readjustment.

                       (iii) If the Corporation distributes to the holders of its Common Stock as a class any shares of stock of the Corporation (other than Common Stock) or evidences of indebtedness or assets (other than cash dividends or distributions) or rights or warrants (other than those referred to in Section 5(e)(ii)) to subscribe for or purchase any of its securities, then, in each such case, the Conversion Price will be reduced so that it will equal the price determined by multiplying the Conversion Price in effect immediately prior to the Record Date for the distribution by a fraction of which the numerator is the Current Market Price of the Common Stock on the Record Date for the distribution less the then fair market value (as determined by the Board of Directors, whose determination, if made in good faith, will be conclusive) of the stock, evidences of indebtedness, assets, rights or warrants which are distributed with respect to one share of Common Stock, and of which the denominator is the Current Market Price of the Common Stock on that Record Date. Each adjustment will become effective immediately after the Record Date for the determination of the stockholders entitled to receive the distribution. If any distribution is declared but not made, or if any rights or warrants expire or terminate without having been exercised, effective immediately after the decision is made not to make the distribution or the rights or warrants expire or terminate, the Conversion Price then in effect will be appropriately readjusted. However, a readjustment will not affect any conversion which takes place before the readjustment.

                        (iv) If the Corporation issues or sells (or the Operating Partnership issues or sells) any equity or debt securities which are convertible, directly or indirectly, into or exchangeable for shares of Common Stock ("Convertible Securities") or any rights, options (other than the issuance or exercise after the date hereof of stock options covering no more than 1,100,000 shares of Common Stock, subject to appropriate adjustment to the extent that the Corporation (A) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock, (B) subdivides its outstanding Common Stock into a greater number of shares or (C) combines its outstanding Common Stock into a smaller number of shares, issued to employees or directors of the Corporation or its Subsidiaries under the Corporation's existing employee stock incentive plans) or warrants (except the issuance after the date hereof of shares of Common Stock pursuant to the warrants to purchase not more than

2,664,629 shares of Common Stock at a price per share of $11.79 outstanding on the date hereof issued by the Corporation pursuant to that certain settlement effective September 6, 1994) to purchase Common Stock at conversion, exchange or exercise price per share which is less than the Conversion Price then in effect minus $0.125, unless the provisions of Section 5(e)(ii) or (iii) are applicable, the Corporation will be deemed to have issued or sold, on the date on which the Convertible Securities, rights, options or warrants are issued, the maximum number of shares of Common Stock into or for which the Convertible Securities may then be converted or exchanged or which are then issuable upon the exercise of the rights, options or warrants immediately prior to the close of business on the date on which the Convertible Securities, rights, options or warrants are issued, and the Conversion Price shall be adjusted downward as if it were an event covered by Section 5(e)(v). However, no further adjustment of the Conversion Price will be made as a result of the actual issuance of shares of Common Stock upon conversion, exchange or exercise of the Convertible Securities, rights, options or warrants. If any Convertible Securities, rights, options or warrants to which this Section applies are redeemed, retired or otherwise extinguished or expire without any shares of Common Stock having been issued upon conversion, exchange or exercise thereof, effective immediately after the Convertible Securities, rights, options or warrants expire, the Conversion Price then in effect will be readjusted to what it would have been if those Convertible Securities, rights, options or warrants had not been issued. However, a readjustment will not affect any conversion which takes place before the readjustment. For the purposes of this Section 5(e)(iv), (x) the price of shares of Common Stock issued or sold upon conversion or exchange of Convertible Securities or upon exercise of rights, options or warrants will be (A) the consideration paid to the Corporation for the Convertible Securities, rights, options or warrants, plus (B) the consideration paid to the Corporation upon conversion, exchange or exercise of the Convertible Securities, rights, options or warrants, with the value of the consideration, if other than cash, to be determined by the Board of Directors of the Corporation (whose determination, if made in good faith, will be conclusive) and (y) any change in the conversion or exchange price of Convertible Securities or the exercise price of rights, options or warrants will be treated as an extinguishment, when the change becomes effective, of the Convertible Securities, rights, options or warrants which had the old conversion, exchange or exercise price and an immediate issuance of new Convertible Securities, rights, options or warrants with the new conversion, exchange or exercise price.

                         (v) If the Corporation issues or sells any Common Stock
(other than (X) on conversion or exchange of Convertible Securities, (Y) exercise of rights, options or warrants to which Section 5(e)(ii), (iii) or (iv) applies, or (Z) not more than $150,000,000 in gross offering proceeds of Common Stock in an underwritten, widely distributed offering at a price per share to the public of not less than $11.3125 on or before November 30, 1997) for a consideration per share less than the Conversion Price then in effect minus $0.125, (or for a consideration per share of less than $11.3125 in the case of an issuance referred to in clause (Z) of the parenthetical in this paragraph
(e)(v)) on the date of the issuance or sale (or on exercise of options or warrants, for less than the Conversion Price then in effect minus $0.125 on the date the options or warrants are issued), upon consummation of the issuance or sale, the Conversion Price in effect immediately prior to the issuance or sale will be reduced in accordance with the equation set forth on Exhibit A hereto, which is hereby incorporated by reference herein.

                        (vi) If there is a reclassification or change of outstanding shares of Common Stock (other than a change in par value, or as a result of a subdivision or combination or as a result of the Corporation's open-market purchases of Common Stock pursuant to its Dividend Reinvestment
Plan), or a merger or consolidation of the Corporation with any other entity that results in a reclassification, change, conversion, exchange or cancellation of outstanding shares of Common Stock, or a sale or transfer of all or substantially all of the assets of the Corporation, upon any subsequent conversion of Series A Convertible Preferred Stock, each holder of the Series A Convertible Preferred Stock will be entitled to receive the kind and amount of securities, cash and other property which the holder would have received if the holder had converted the shares of Series A Convertible Preferred Stock into Common Stock immediately before the first of those events and had retained all the securities, cash and other assets received as a result of all those events. In the event that a transaction may be viewed as causing this Section 5(e)(vi) to be applicable and 5(e)(iii) is also applicable, then Section 5(e)(iii) will be applied and this Section 5(e)(vi) will not be applied.

                       (vii) From and after a Charter Breach (as defined below), the Conversion Price from time to time in effect as provided elsewhere in this
Section 5(e) shall at all times be 50% of the amount elsewhere so determined such that holders of shares of Series A Convertible Preferred Stock shall receive, on conversion, two times the number of shares of Common Stock to which they would be entitled in the absence of the occurrence of a Charter Breach and the application of this
Section 5(e)(vii). A "Charter Breach" shall mean a failure by the Corporation to observe and comply with Sections 3, 4 and 7 of this Certificate of Designation or any successor provisions contained in any amendment to or restatement of the Charter.

                      (viii) For the purpose of any computation under this
Section 5(e), the "Current Market Price" of the Common Stock on any date will be the average of the last reported sale prices per share of the Common Stock on each of the twenty consecutive Trading Days (as defined below) preceding the date of the computation. The last reported sale price of the Common Stock on each day will be (A) the last reported sale price of the Common Stock on the principal stock exchange on which the Common Stock is listed, or (B) if the Common Stock is not listed on a stock exchange, the last reported sale price of the Common Stock on the principal automated securities price quotation system on which sale prices of the Common Stock are reported, or (C) if the Common Stock is not listed on a stock exchange and sale prices of the Common Stock are not reported on an automated quotation system, the mean of the high bid and low asked price quotations for the Common Stock as reported by National Quotation Bureau Incorporated if at least two securities dealers have inserted both bid and asked quotations for the Common Stock on at least five of the ten preceding Trading Days. If the Common Stock is not traded or quoted as described in any of clause (A), (B) or (C), the Current Market Price of the Common Stock on a day will be the fair market value of the Common Stock on that day as determined by a member firm of The New York Stock Exchange, Inc., selected by the Board of Directors. As used with regard to the Series A Convertible Preferred Stock, the term "Trading Day" means (A) if the Common Stock is listed on at least one stock exchange, a day on which there is trading on the principal stock exchange on which the Common Stock is listed, (B) if the Common Stock is not listed on a stock exchange, but sale prices of the Common Stock are reported on an automated quotation system, a day on which trading is reported on the principal automated quotation system on which sales of the Common Stock are reported, or (C) if the Common Stock is not listed on a stock exchange and sale prices of the Common Stock are not reported on an automated quotation system, a day on which quotations are reported by National Quotation Bureau Incorporated.

                        (ix) No adjustment in the Conversion Price will be required unless the adjustment would require a change of at least 1% in the Conversion Price; provided, however, that any adjustments which are not made because of this Section 5(e)(ix) will be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 5 will be made to the nearest cent or to the nearest one hundredth of a share, as the case may be.

                         (x) If any one of the events in Sections 5(e)(i)
through 5(e)(vii) occurs, then the Corporation will mail to the holders of record of the Series A Convertible Preferred Stock, at least 15 days before the applicable date specified below, a notice stating the applicable one of (i) the date on which a record is to be taken for the purpose of the dividend, distribution or grant of rights or warrants, or, if no record is to be taken, the date as of which the holders of Common Stock of record who will be entitled to the dividend, distribution or rights or warrants will be determined, (ii) the date on which it is expected the Convertible Securities will be issued or the date on which the change in the conversion, exchange or exercise price of the Convertible Securities, rights, options or warrants will be effective, (iii) the date on which the Corporation anticipates selling Common Stock for less than the Conversion Price on the date of the sale (except that no notice need be given of the anticipated date of sale of Common Stock upon exercise of options or warrants which have been described in a notice to the holders of record of Series A Convertible Preferred Stock given at least 15 days before the options or warrants are exercised), or (iv) the date on which the reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that holders of record of Common Stock will be entitled to exchange their shares of Common Stock for securities or other property deliverable upon the reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding-up. Failure to give any such notice or any defect in the notice will not affect the legality or validity of the reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding-up. Whenever the Conversion Price is adjusted, the Corporation will promptly send each holder of record of shares of Series A Convertible Preferred Stock a notice of the adjustment of the Conversion Price setting forth the adjusted Conversion Price and the date on which the adjustment becomes effective and containing a brief description of the events which caused the adjustment.

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

                        (xi) In the event (i) the last reported sale price per share of Common Stock is less than $11.3125 on any day during the three full Trading Day period (the "First Measurement Period) after the Corporation is required or elects to restate, amend or alter or to issue a public announcement restating, amending or altering any of its financial statements (or parts thereof) and (ii) during the 30 full Trading Day period (the "Second Measurement Period") after the end of the First Measurement Period, the last reported sale price per share of Common Stock is not equal to or greater than $11.3125 for any two full Trading Days within the Second Measurement Period, then the Initial Conversion Price per share of Series A Convertible Preferred Stock will be equal to the product of (i) the average of the last reported sale price per share of Common Stock for each of the last 10 full Trading Days of the Second Measurement Period and (ii) 107%, but in no event shall such Initial Conversion Price exceed $12.125. If the Initial Conversion Price is to be adjusted as set forth herein and, during the time from the initial issuance of Series A Convertible Preferred Stock to the last day of the Second Measurement Period there shall have occurred an adjustment to the Conversion Price as otherwise set forth in this Section 5(e), such other adjustment or adjustments shall be redetermined as if the Initial Conversion Price determined in accordance with this Section 5(e)(xi) had been in effect on the date of the initial issuance of Series A Convertible Preferred Stock.

                  (f) (i) The Corporation will at all times reserve and keep available, free from preemptive rights, out of the authorized but unissued shares of Common Stock, for the purpose of effecting conversion of the Series A Convertible Preferred Stock, the maximum number of shares of Common Stock which the Corporation would be required to deliver upon the conversion of all the outstanding shares of Series A Convertible Preferred Stock. For the purposes of this Section 5(f)(i), the number of shares of Common Stock which the Corporation would be required to deliver upon the conversion of all the outstanding shares of Series A Convertible Preferred Stock will be computed as if at the time of the computation all the outstanding shares of Series A Convertible Preferred Stock were held by a single holder.

                      (ii) Before taking any action would cause an adjustment reducing the Conversion Price below the then par value (if any) of the shares of Common Stock deliverable upon conversion of the Series A Convertible Preferred Stock, the Corporation will take all corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at the adjusted Conversion Price.

                      (iii) The Corporation will seek to list the shares of Common Stock required to be delivered upon conversion of the Series A Convertible Preferred Stock, prior to the delivery, upon each national securities exchange, if any, upon which the outstanding shares of Common Stock are listed at the time of delivery.

                  (g) The Corporation will pay any documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversion of Series A Convertible Preferred Stock; provided, however, that the Corporation will not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of record of Series A Convertible Preferred Stock to be converted and no such issue or delivery will be made unless and until the person requesting the issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that the tax has been paid or is not payable.

         Section 6. Status.

                  Shares of Series A Convertible Preferred Stock converted pursuant to the terms hereof or otherwise acquired by the Corporation shall automatically be retired upon such conversion or other acquisition, as the case may be, shall not be reissued as shares of Series A Convertible Preferred Stock and shall be restored to the status of authorized but unissued shares of Preferred Stock, undesignated as to series.

         Section 7. Redemption after Notice of Mandatory Conversion.

                  (a) Notwithstanding anything to the contrary contained in
Section 5, each holder of Series A Convertible Preferred Stock will have the right, exercised at any time after the Mandatory Conversion Notice

Date but prior to the Mandatory Conversion Date, to require the Corporation to redeem any or all of the number of shares of Series A Convertible Preferred Stock specified in the Notice of Mandatory Conversion that are owned of record by the holder (the number of shares as to which each holder elects redemption under this clause (a) being referred to as the "Identified Redemption Shares"), at a redemption price per share (the "Redemption Price") equal to 110% multiplied by the sum of (i) Stated Value plus (ii) the per share amount of the sum of all Accrued Dividends with regard to the Series A Convertible Preferred Stock (whether or not declared) through the Redemption Date, as herein defined.

                  (b) In order to exercise a right to require the Corporation to redeem a holder's Series A Convertible Preferred Stock, the holder must deliver a request for redemption with respect to the Identified Redemption Shares, accompanied by the certificates representing the shares to be redeemed, to the Corporation at any time prior to the Mandatory Conversion Date. If a request for redemption is given with regard to shares of Series A Convertible Preferred Stock, promptly (but in no event more than five Business Days) after the request for redemption is given to the Corporation, the Corporation will pay the holder cash equal to the Redemption Price of the shares. The date of such payment is referred to herein as the "Redemption Date."

                  (c) (i) If a request for redemption accompanied by the certificates representing the shares to be redeemed is delivered to the Corporation, on the Redemption Date dividends will cease to accrue with regard to the shares of Series A Convertible Preferred Stock to be redeemed, and at the close of business on that date the holders of those shares will cease to be stockholders with respect to those shares, will have no interest in or claims against the Corporation by virtue of such shares (other than as described in clause (ii) below) and will have no voting or other rights with respect to such shares.

                      (ii) The dividend with respect to a share of Series A Convertible Preferred Stock which is the subject of a request for redemption delivered on a day which falls between the close of business on a dividend payment Record Date and the opening of business on the corresponding Dividend Payment Date will be payable on the Dividend Payment Date to the holder of record of the share of Series A Convertible Preferred Stock on the dividend payment Record Date notwithstanding the redemption of the share of Series A Convertible Preferred Stock after the dividend payment Record Date and prior to the Dividend Payment Date.

                  (d) Notwithstanding the foregoing provisions of this Section 7, the Corporation may, on notice provided to each holder of Series A Convertible Preferred Stock which has delivered to the Corporation a request for redemption, not more than two Business Days after the delivery to the Corporation of such request for redemption, elect as to all but not less than all the Identified Redemption Shares of such holder so noticed for redemption pursuant to this Section 7, to deliver such number of shares of Common Stock on the Mandatory Conversion Date as shall equal the quotient of (i) the product of
(A) 104%, (B) the Redemption Price, and (C) the number of the Identified Redemption Shares, divided by (ii) the Current Market Price computed two Trading Days prior to the Redemption Date.

         Section 8.  REIT Declassification.

                  (a) In the event that the Corporation should not qualify as a real estate investment trust within the meaning of Section 856 of the Internal Revenue Code of 1986, as amended (a "REIT Declassification"), each holder of Series A Convertible Preferred Stock shall, subject to the requirements of this
Section 8, have the right to require the Corporation to redeem any or all of the shares of Series A Convertible Preferred Stock owned of record by such holder, at a redemption price (the "Declassification Redemption Price") per share equal to the product of (i) 115% and (ii) the sum of (A) Stated Value plus (B) the per share amount of Accrued Dividends with regard to the Series A Convertible Preferred Stock to the date of final distribution (whether or not distributed). The Corporation shall immediately notify (the "Declassification Notice") each holder of Series A Convertible Preferred Stock in writing of any REIT Declassification or any proposed REIT Declassification, and each holder of Series A Convertible Preferred Stock shall within ninety (90) days after receipt from the Corporation of the Declassification Notice notify the Corporation of its election pursuant to this Section 8(a).

                  (b) Each holder of Series A Convertible Preferred Stock may exercise its rights under Section 8(a) hereof by notifying the Corporation in writing of its election and surrendering the Series A Convertible Preferred Stock. If a request for redemption is given with respect to a REIT Declassification, promptly (but in no event more than five Business Days) after the request for redemption is given to the Corporation, the Corporation will pay the holder cash equal to the Declassification Redemption Price of the shares. The date of such payment is referred to herein as the "Declassification Redemption Date."

                  (c) (i) If a request for redemption accompanied by the certificates representing the shares to be redeemed under this Section 8 is delivered to the Corporation, on the Declassification Redemption Date dividends will cease to accrue with regard to the shares of Series A Convertible Preferred Stock to be redeemed, and at the close of business on that date the holders of those shares will cease to be stockholders with respect to those shares, will have no interest in or claims against the Corporation by virtue of such shares (other than as described in clause (ii) below) and will have no voting or other rights with respect to such shares.

                      (ii) The dividend with respect to a share of Series A Convertible Preferred Stock which is the subject of a request for redemption under this Section 8 delivered on a day which falls between the close of business on a dividend payment Record Date and the opening of business on the corresponding Dividend Payment Date will be payable on the Dividend Payment Date to the holder of record of the share of Series A Convertible Preferred Stock on the dividend payment Record Date notwithstanding the redemption of the share of Series A Convertible Preferred Stock under this Section 8 after the dividend payment Record Date and prior to the Dividend Payment Date.


         Section 9. Ranking. The shares of Series A Convertible Preferred Stock will, with respect to the payment of dividends, the right to redemption in accordance with Section 7, the right to receive the Change of Control Preference, the right to receive the Liquidation Preference, and any other distribution of assets on liquidation, dissolution or winding-up of the Corporation, rank prior to any other series of Preferred Stock, prior to Common Stock and prior to any other class or series of capital stock of the Corporation.

         Section 10. Miscellaneous.

                  (a) Except as otherwise expressly provided to this Certificate of Designation, whenever a notice or other communication is required or permitted to be given to holders of shares of Series A Convertible Preferred Stock, the notice or other communication will be deemed properly given if deposited in the United States mail, postage prepaid, addressed to the persons shown on the books of the Corporation as the holders of the shares of Series A Convertible Preferred Stock at the addresses as they appear on the books of the Corporation, as of the Record Date or dates determined in accordance with applicable law and with the Charter and Bylaws, as in effect from time to time, with a copy sent to Westbrook Berkshire Holdings, L.L.C., c/o Westbrook Partners, L.L.C., at 599 Lexington Avenue, Suite 3800, New York, New York 10022 and at 13155 Noel Road, LB 54, Suite 2300, Dallas, Texas 75240, in each case by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service.

                  (b) Shares of Series A Convertible Preferred Stock will not have any designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms and conditions of redemption, other than those specifically set forth herein, in the Charter, and as may be provided under applicable law insofar as any such provision does not conflict with the terms hereof.

                  (c) The headings of the various subdivisions herein are for convenience only and will not affect the meaning or interpretation of any of the provisions herein.

                  (d) Notwithstanding Section 3 hereof, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series A Convertible Preferred Stock may be waived, and any of such provisions of the Series

A Convertible Preferred Stock may be amended, only with the approval of holders of at least a majority of the outstanding shares of Series A Convertible Preferred Stock, voting separately as a class.

                  (e) Notwithstanding anything to the contrary contained in
Section 2, 3, 4, 5 7, 8 or 10(d) hereof, each holder of record of Series A Convertible Preferred Stock hereby agrees (subject to relinquishment by Westbrook Real Estate Fund II, L.P. as permitted below) that, in determining whether any holder of Series A Convertible Preferred Stock has (i) voted to remove or elect any director of the Corporation under Section 3, (ii) approved any action by the Corporation under Section 3, (iii) elected the Change of Control Preference, or the Liquidation Preference, as the case may be, or shares of Common Stock in lieu of either thereof under Section 4, (iv) elected to cause the conversion of such holder's Series A Convertible Preferred Stock into Common Stock or other assets under Section 5, (v) elected to receive the Redemption Price under Section 7 after receiving a Notice of Mandatory Conversion, (vi) elected to receive the Declassification Redemption Price under Section 8 or (vi) received any notice of the Corporation required or permitted by this Certificate of Designation, Westbrook Real Estate Fund II, L.P. shall have the right to grant or deny such approvals, make or decline any such elections or receive any such notices with regard to all shares of the Series A Convertible Preferred Stock held of record by such holder, and a notice received by Westbrook Real Estate Fund II, L.P. and a document executed by Westbrook Real Estate Fund II, L.P. calling a meeting of shareholders, exercising the right to take action by written consent without a meeting, exercising voting rights either together with holders of shares of Common Stock or separately as a class, including without limitation the granting or denying of approval to any action by the Corporation, or electing or removing any director, or electing or declining to the Corporation to effect the conversion as to any shares of Series A Convertible Preferred Stock, or electing or declining to the Corporation to effect the redemption as to any shares of Series A Convertible Preferred Stock, shall determine the matter for such holders as Westbrook Real Estate Fund II, L.P. may indicate. Upon written notice by Westbrook Real Estate Fund II, L.P. to the Corporation, Westbrook Real Estate Fund II, L.P. may relinquish such rights and powers over any or all shares of Series A Convertible Preferred Stock. The foregoing may, but need not, be evidenced by execution by each holder of Series A Convertible Preferred Stock, other than Westbrook Real Estate Fund II, L.P., of a proxy in favor of Westbrook Real Estate Fund II, L.P.

         Section 11. Severability of Provisions.

                  Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

         IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its President and attested by its Secretary this 25th day of September, 1997.

                                    BERKSHIRE REALTY COMPANY, INC.



                                    By: David F. Marshall
                                        ---------------------------------------
                                        David F. Marshall
                                        President




Attest:
Scott D. Spelfogel
---------------------------------
Name: Scott D. Spelfogel
      ---------------------------
Title:  Secretary

                                   Exhibit A
                                   ---------

OBJECTIVE:  To keep the Preferred Stockholders' relative ownership of shares constant (as compared to transaction consummated at the Effective Conversion Price), upon issuance of a "New Dilutive Security" (see definition below), the then-applicable Conversion Price of the Preferred Stock will be adjusted as follows:

     PRIOR                       ANTI-DILUTION                      ADJUSTED
CONVERSION PRICE               ADJUSTMENT FORMULA               CONVERSION PRICE
----------------               -------------------              ----------------
                                   (A+B+C)+EX
       X                  x    -------------------    =                  X^
                                   (A+B+C^)+EX^

                                   [ARROW UP] ...must be solved for per
                                                 calculation included in example
                                                 below.

DEFINITIONS:
------------

"New Dilutive Security" -   A Common stock or common stock equivalent issuance at a price below FX
X                       -   Conversion Price of Preferred Stock prior to issuance of "New Dilutive Security."
X^                      -   Conversion Price of Preferred Stock adjusted for issuance of "New Dilutive Security."
FX                      -   Effective Conversion Price of Preferred Stock prior to issuance of "New Dilutive Security."
FX^                     -   Effective Conversion Price of Preferred Stock adjusted for issuance of "New Dilutive Security"
A                       -   The number of fully diluted common shares outstanding
B                       -   Shares of Common Stock issuable upon conversion of all convertible Operating Partnership Units outstanding prior to issuance of New Dilutive Security.
C                       -   Shares of Common Stock issuable upon conversion of all Preferred Stock, assuming the prior
                            Conversion Price, (or X).
C^                      -   Shares of Common Stock issuable upon conversion of all outstanding Preferred Stock, assuming the adjusted Conversion Price for the New Dilutive Security issuance (or X^).
EX                      -   "New Dilutive Security" equivalent common shares, assuming prior Effective Conversion price, (FX)
EX^                     -   "New Dilutive Security" equivalent common shares, based on actual conversion of security.

                                                           ---------------------


Example
-------

Assume a 10,000,000 share common stock issuance of $10/share (the "New Dilutive Security") following an investment of $70,000,000 of Preferred Stock at a $12.125 Conversion Price ($11.995 Effective Conversion Price):

Assumptions
-----------

-------------------------------------------------------------------------------------------------
Outstanding Common Stock              25,480,851     Gross Proceeds - New Issue       100,000,000
OP Units Outstanding                   6,527,022     New Shares Issued                 10,000,000
Pref. Stock Equivalent Common Stock    5,773,196     New Share Issue Price                 $10.00
Preferred Conversion Price               $12.125     Effective Pref. Conversion Price     $11.995

-------------------------------------------------------------------------------------------------

Prior to solving for C^, the following table must be created:

                                                                               Post-New Dilutive                Post-New Dilutive
                                                                               Security Issuance                Security Issuance
                                                 Pre-New Dilutive              Issued at $10 per               Issued at Effective
                                                Security Issuance             Share and Unadjusted              Conversion Price
                                              ----------------------        -------------------------       ------------------------

Share Capitalization of Corporation           # of Shares       %           # of Shares          %          # of Shares         %
---------------------------------------       -----------    -------        -----------       -------       -----------      -------


Common Stock Equivalent Shares (A)            25,480,851      67.44%        25,480,851         53.33%       25,480,851        55.25%


Convertible OP Units Outstanding (B)           6,527,022      17.28%         6,527,022         13.66%        6,527,022        14.15%

                                                                                                                             -------
Pref. Stock Equivalent Common Stock (C)        5,773,196      15.28%         5,773,196         12.08%        5,773,196        12.52%
                                                                                                                             -------

New Dilutive Security Shares (EX^/EX)                  -       0.00%        10,000,000         20.93%        8,336,745        18.08%

                                              ----------     -------        ----------        -------       ----------       -------

Total                                         37,781,069     100.00%        47,781,069        100.00%       46,117,814       100.00%

C^ is the number of shares of Common stock into which the shares of Preferred stock must convert in order to maintain the Preferred Stockholder's ownership percentage at 12.5% (i.e. as if the issuance were done at the effective conversion price prior to the issuances)


Share Capitalization, post New Dilutive Security Issuance as issued
at $10 per share and unadjusted                                                                      47,781,069

Less Preferred Stock Equivalent Common Stock                                                         (5,773,196)

                                                                                                     ----------

Non-Preferred Share Capitalization                                                                   42,007,873

Ownership of Preferred Shareholders if New Security Issued at Effective Conversion Price                  12.52%
Remaining Shareholders Ownership Interest                                                                 87.48%

Total Shares Grossed up to Maintain Preferred Ownership Percentage at 12.52%                         48,019,076

Preferred Stock Ownership Percentage                                                                      12.52%

                                                                                                     ----------

Number of Shares Preferred must convert into in order to keep Ownersip Percentage at 12.52%           6,011,203

                                                                                                     ==========

                                                           ---------------------



Prior Conversion                                                                                 Adjusted Conversion
Price                                                                                                  Price
----------------                                                                                 -------------------


$12.125              X       ((A+B+C) + (dilutive issue proceeds / $12.125))           =                  X^
                             ----------------------------------------------
                             ((A+B+C^) + (dilutive issue proceeds / $10.00))

$12.125              X       (37,781,069 +  8,336,745)                                 =                  X^
                             -------------------------
                             (38,019,076 + 10,000,000)

$12.125              X       46,117,814                       =            96.04%      =               $11.6449
                             ----------
                             48,019,076

Preferred Equivalent Common Stock at New Conversion Price     =       70,000,000       =              6,011,203
                                                                      ----------
                                                                        11.645

Checking the Calculation
------------------------


Share Capitalization of Corporation                        Shares           %
-----------------------------------                      ----------      -------


Common Stock Equivalent Shares (A)                       25,480,851       53.06%

Convertible OP Units Outstanding (B)                      6,527,022       13.59%

                                                                        --------
Preferred Stock Equivalent Common Stock (C^/C)            6,011,203       12.52%
                                                                        --------

New Dilutive Security Shares (EX^/EX)                    10,000,000       20.83%

                                                         ----------      -------

TOTAL                                                    48,019,076      100.00%